Exhibit 99.7(c)

      AMENDMENT NO. 2, dated March 1, 2003, to the Domestic and Global Custody Agreement, dated March 25, 1996 ("Agreement"), between Mutual of America Investment Corporation, having a place of business at 320 Park Avenue, New York, New York 10022, and JP Morgan Chase Bank, having a place of business at 270 Park Avenue, New York, New York 10017-2070.

      The parties hereto agree as follows:

      Section 1. Except as modified hereby, the Agreement is confirmed in all respects. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

      Section 2. Section 11. Instructions in the Agreement is amended by adding the following to the end of the first paragraph in Section 11:

Notwithstanding the foregoing, the signatures of two Authorized Persons shall be required for any written instruction to make a transfer out of the Deposit Account that is given other than via the Bank's electronic system. In addition, no person specified on Schedule B as a security administrator may be an Authorized Person.

      Section 3. Schedule B is hereby modified as attached hereto.

      IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first written above.

MUTUAL OF AMERICA                                       JP MORGAN CHASE BANK
INVESTMENT CORPORATION



By:______________________________               By _____________________________
        Dolores J. Morrissey                       Name:
         President and CEO                         Title:


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                                   SCHEDULE B
               Customer Personnel to Receive Security Information


James Dixon
Pierre Van Bockstaele


(as revised March 1, 2003)